Exhibit 99.1

Great Elm Capital Corp. Announces THIRD Quarter 2020 Financial Results HIGHLIGHTED BY NET INVESTMENT INCOME of $0.18 per share

Company to Host Quarterly Conference Call at 11:00 AM ET Today

WALTHAM, MA, November 9, 2020 – Great Elm Capital Corp. (“we,” “us,” “our,” “GECC,” or “Great Elm BDC”), (NASDAQ: GECC), a business development company (BDC), today announced its financial results for the third quarter ended September 30, 2020.

Financial Highlights

▪

Net investment income (“NII”) for the quarter increased quarter-over-quarter to $1.9 million, as compared to NII of $0.9 million for the quarter ended June 30, 2020, as the Company reported a full period of NII following the strategic repositioning of its portfolio in the prior quarter

▪	NII per share increased to $0.18, as compared to NII per share of $0.09 for the quarter ended June 30, 2020
▪

As of September 30, 2020, Great Elm BDC’s asset coverage ratio was approximately 150.9%, up from 144.5% as of June 30, 2020 and up from 141.1% as of March 31, 2020, compared to a minimum asset coverage ratio of 150.0%

▪	Net assets on September 30, 2020 grew to approximately $60.5 million, as compared to net assets of $53.2 million at June 30, 2020 and $50.8 million at March 31, 2020.
▪	NAV per share on September 30, 2020 increased to $5.53, from $5.10 per share at June 30, 2020
▪	For the nine months ended September 30, 2020, we repurchased $5.3 million in aggregate principal of our senior notes at a weighted average price of $19.16 per note

Rights Offering

▪

Subsequent to quarter end, on October 1, 2020, the Company successfully completed a non-transferable rights offering which entitled holders of rights to purchase one new share of common stock for each right held at a subscription price of $2.95 per share. In total, the Company sold 10,761,950 shares of its common stock for aggregate gross proceeds of approximately $31.7 million.

▪	As of October 1, 2020, total shares outstanding were 21,703,720 (see selected pro-forma balance sheet information in attached tables)
▪	NAV per share at September 30, 2020 was $4.18 after giving effect to the rights offering
▪	Asset coverage ratio was approximately 176.5% after giving effect to the rights offering
▪	The parent company of our external manager owns more than 25.4% of outstanding shares following the rights offering

Management Commentary

Peter A. Reed, GECC’s Chief Executive Officer, stated, “This was an excellent turnaround quarter, as Great Elm BDC achieved NII growth during the quarter as a result of continued outperformance from specialty finance investments. We believe there are attractive new investment opportunities at compelling values on a risk-adjusted return basis during this period of dislocation in the market. We expect to utilize the proceeds from our recent rights offering to proactively seek investments in the specialty finance market. Since the beginning of our repositioning last quarter we have achieved a number of objectives: strengthening our capital base, which will allow us to grow our investment portfolio, monetizing and redeploying over $80 million of our portfolio, and covering our distribution through a combination of investment income and realized gains.”

Portfolio and Investment Activity

As of September 30, 2020, we held 34 debt investments, totaling approximately $136.1 million and representing 80.3% of the fair market value of our total investments. First lien and/or secured debt investments comprised 98.5% of the fair market value of our debt investments.

As of the same date, we held 8 equity investments, totaling approximately $33.4 million and representing 19.7% of the fair market value of our total investments.

As of September 30, 2020, the weighted average current yield on our debt portfolio was 10.1%. Floating rate instruments comprised approximately 59.4% of the fair market value of debt investments.

During the quarter ended September 30, 2020, we deployed approximately $34.5 million into six investments(1), at a weighted average current yield of 12.3% The weighted average price of the debt deployment activity was 91% of par.

During the quarter ended September 30, 2020, we monetized, in part or in full, 12 investments for approximately $18.2 million(2), at a weighted average current yield of 9.6%. The weighted average realized price was 97% of par.

Financial Review

Total investment income for the quarter ended September 30, 2020 was approximately $6.0 million, or $0.56 per share. Total expenses for the quarter ended September 30, 2020 were approximately $4.0 million, or $0.38 per share.

Net realized losses for the quarter ended September 30, 2020 were approximately $0.1 million, or $0.02 per share. Net unrealized appreciation from investments for the quarter ended September 30, 2020 was approximately $6.0 million, or $0.56 per share.

Liquidity and Capital Resources

As of September 30, 2020, our cash balance was approximately $12.6 million, exclusive of holdings of United States Treasury Bills and restricted cash. Total debt outstanding as of September 30, 2020 was $118.7 million, comprised of our 6.50% senior notes due September 2022 (NASDAQ: GECCL), our 6.50% senior notes due June 2024 (NASDAQ: GECCN) and our 6.75% senior notes due January 2025 (NASDAQ: GECCM). During the quarter ended September 30, 2020, we repurchased $5.3 million in aggregate principal of our senior notes at a weighted average price of $21.30 per note. Importantly, as of September 30, 2020, we had no secured credit facility, which allows for greater flexibility in the use of our cash and other assets.

As of September 30, 2020, our asset coverage ratio was approximately 150.9%, up from 144.5% as of June 30, 2020 and 141.1% as of March 31, 2020.

Distributions

Great Elm BDC also announced this morning that its Board set the distribution for the quarter ending March 31, 2021 at $0.10 per quarter.

The distributions will be paid in cash and covered by net investment income. The record and payment dates for the distribution are expected to be set by GECC in December pursuant to authority granted by the Board.

Conference Call and Webcast

GECC will discuss these results in a conference call later this morning (Monday, November 9, 2020) at 11:00 a.m. ET.

Conference Call Details

Date/Time:Monday, November 9, 2020 – 11:00 a.m. ET

Participant Dial-In Numbers:

(United States):844-820-8297

(International):661-378-9758

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "GECC". An accompanying slide presentation will be available in .pdf format via the “Investor Relations” section of Great Elm Capital Corp.’s website at http://www.investor.greatelmcc.com/events-and-presentations/presentations after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the Internet via the Investor Relations section of GECC’s website or by clicking on the conference call link: Great Elm Capital Corp (GECC) Q3 2020 Conference Call Webcast.

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC seeks to generate attractive, risk-adjusted returns through both current income and capital appreciation.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

(2) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

Media & Investor Contact:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com

Adam Prior

The Equity Group Inc.

+1 (212) 836-9606

aprior@equityny.com

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	September 30, 2020	December 31, 2019
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $144,747 and $168,269, respectively)	$110,194	$147,412
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $74,983 and $85,733, respectively)	74,980	85,733
Affiliated investments, at fair value (amortized cost of $107,256 and $102,704, respectively)	39,364	40,608
Controlled investments, at fair value (amortized cost of $18,740 and $10,601, respectively)	19,928	9,595
Total investments	244,466	283,348

Cash and cash equivalents	12,570	4,606
Restricted cash	600	-
Receivable for investments sold	1,531	-
Interest receivable	4,091	2,350
Dividends receivable	-	14
Due from portfolio company	750	617
Due from affiliates	-	15
Prepaid expenses and other assets	497	89
Total assets	$264,505	$291,039

Liabilities
Notes payable 6.50% due September 18, 2022 (including unamortized discount of $566 and $839, respectively)	$29,727	$31,792
Notes payable 6.75% due January 31, 2025 (including unamortized discount of $1,107 and $1,321, respectively)	44,503	45,078
Notes payable 6.50% due June 30, 2024 (including unamortized discount of $1,639 and $2,058, respectively)	41,184	42,942
Payable for investments purchased	77,120	72,749
Interest payable	366	354
Distributions payable	908	1,338
Accrued incentive fees payable	8,967	8,157
Due to affiliates	781	997
Accrued expenses and other liabilities	485	743
Total liabilities	$204,041	$204,150

Commitments and contingencies	$-	$-

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 10,941,770 shares issued and outstanding and 10,062,682 shares issued and outstanding, respectively)	$109	$101
Additional paid-in capital	196,742	193,114
Accumulated losses	(136,387)	(106,326)
Total net assets	$60,464	$86,889
Total liabilities and net assets	$264,505	$291,039
Net asset value per share	$5.53	$8.63

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$2,718	$4,477	$9,800	$11,999
Affiliated investments	246	216	716	627
Affiliated investments (PIK)	1,321	1,124	3,842	2,939
Controlled investments	90	282	188	1,335
Controlled investments (PIK)	-	101	-	684
Total interest income	4,375	6,200	14,546	17,584
Dividend income from:
Non-affiliated, non-controlled investments	401	196	404	407
Controlled investments	880	480	1,760	1,280
Total dividend income	1,281	676	2,164	1,687
Other income from:
Non-affiliated, non-controlled investments	295	5	351	137
Affiliated investments	-	-	-	2
Affiliated investments (PIK)	-	108	75	564
Controlled investments	-	13	12	52
Total other income	295	126	438	755
Total investment income	$5,951	$7,002	$17,148	$20,026

Expenses:
Management fees	$609	$759	$1,898	$2,207
Incentive fees	482	654	810	2,099
Administration fees	152	282	547	734
Custody fees	20	15	59	45
Directors’ fees	49	51	151	150
Professional services	287	243	794	711
Interest expense	2,225	2,308	6,920	5,333
Other expenses	194	71	468	349
Total expenses	$4,018	$4,383	$11,647	$11,628
Net investment income	$1,933	$2,619	$5,501	$8,398

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$(262)	$97	$(11,760)	$1,115
Controlled investments	-	154	-	154
Repurchase of debt	120	-	1,237	-
Total net realized gain (loss)	(142)	251	(10,523)	1,269
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	3,544	(8,075)	(13,699)	(7,357)
Affiliated investments	319	(4,096)	(5,796)	(7,666)
Controlled investments	2,050	(345)	2,194	(600)
Total net change in unrealized appreciation (depreciation)	5,913	(12,516)	(17,301)	(15,623)
Net realized and unrealized gains (losses)	$5,771	$(12,265)	$(27,824)	$(14,354)
Net increase (decrease) in net assets resulting from operations	$7,704	$(9,646)	$(22,323)	$(5,956)

Net investment income per share (basic and diluted):	$0.18	$0.26	$0.53	$0.81
Earnings per share (basic and diluted):	$0.72	$(0.96)	$(2.17)	$(0.58)
Weighted average shares outstanding (basic and diluted):	10,660,894	10,062,682	10,307,771	10,312,561

GREAT ELM CAPITAL CORP.

Pro-Forma Balance Sheet Information (unaudited)

Dollar amounts in thousands (except per share amounts)

(Dollars are in ‘000s)	9/30/2020
	Actual	Adjustments	As Adjusted
Investments, at fair value	$ 244,466		$ 244,466
Cash and cash equivalents	13,170	30,357	43,527
Other assets	6,869		6,869
Total Assets	$ 264,505	30,357	$ 294,862

Notes payable 6.50% due September 18, 2022 (including unamortized discount of $566 and $839, respectively)	29,727		29,727
Notes payable 6.75% due January 31, 2025 (including unamortized discount of $1,107 and $1,321, respectively)	44,503		44,503
Notes payable 6.50% due June 30, 2024 (including unamortized discount of $1,639 and $2,058, respectively)	41,184		41,184
Other liabilities	88,627		88,627
Total liabilities	204,041	-	204,041

NET ASSETS	60,464	30,357	90,821

Total liabilities and net assets	264,505	30,357	294,862

Shares outstanding	10,941,770	10,761,950	21,703,720

NAV per Share	$ 5.53	$ (1.35)	$ 4.18